Cavico Announces Intent to Acquire Majority Control of Cavico Mining and Construction;
Restatement of Financial Statements for Deconsolidation of Cavico Mining and Construction

HANOI, VIETNAM – December 11, 2009 – Cavico Corp. (NASDAQ: CAVO), a leading infrastructure development company based in Vietnam, today announced that the Company entered into a Securities Purchase Agreement, effective as of November 23, 2009, pursuant to which Cavico and its subsidiaries have agreed to purchase from Cavico Mining and Construction (‘Mining”) a total of 4,000,000 ordinary shares of Mining at 16,894 Vietnamese Dong per share (approximately $0.94 per share based on current exchange rates) in exchange for debt owed to the Company and its subsidiaries by Cavico Mining and Construction or cash, at the Company’s discretion.  At the conclusion of the transaction contemplated by the Securities Purchase Agreement, the Company and its subsidiaries will own more than 50% of the total issued and outstanding ordinary shares of Cavico Mining and Construction.

By acquiring the 4,000,000 shares, the Company will include Mining in its consolidated financial statements on a going forward basis.  Although the Company’s nominees comprise a majority of Mining’s board of directors, as a result of the Company’s sale of ordinary shares of Mining in 2007, the Company’s ownership percentage of Mining fell below 50% and the Company must restate its financial statements filed with the U.S. Securities and Exchange Commission in the Company’s periodic reports.  By bringing its ownership back up to over 50% of Mining’s ordinary shares, the Company will be able consolidate Mining in its future financial statements.

This transaction has received preliminary approval from Mining but is subject to approval of its shareholders, of which the Company currently owns 25.5%.  Based on the historical voting of Mining’s shareholders, the Company’s management is highly confident that it will receive the majority of the votes approving this transaction.

Cavico is also announcing that it intends to restate its consolidated financial statements as of and for the fiscal years ended December 31, 2007 and December 31, 2008 included in its Form 10-K.  Similarly, the Company must restate the unaudited interim financial statements included in each of its quarterly reports on Form 10-Q for fiscal years 2008 and 2009.  The restatements are being made in order to correct the manner in which Cavico Corp. has been consolidating Mining for the periods that Cavico Corp. and its subsidiaries no longer held a majority ownership interest in Mining.

Cavico Corp. estimates that the restatements will affect the previously reported assets, liabilities, minority interest, equity balances and revenue and income accounts.  However, the Company estimates that the restatements will have no effect on the net income attributable to the Company for the periods to be restated.

Although the Company will deconsolidate Mining on a historical basis, it will disclose on a pro forma basis the results of Mining in financial information before its acquisition and consolidate Mining on a going forward basis as a result of its ownership of greater than 50% interest in Mining.

About Cavico Corp.

Cavico Corp. is focused on large infrastructure projects, which include the construction of hydropower facilities, dams, bridges, tunnels, roads, mines and urban buildings. Cavico is also making investments in hydropower facilities, cement production plants and urban developments in Vietnam.  The company employs more than 3,000 employees on projects worldwide, with offices throughout Vietnam and a satellite office in Australia.

Founded in 2000, Cavico is a major infrastructure construction, infrastructure investment and natural resources conglomerate headquartered in Hanoi, Vietnam. Cavico is highly respected for its core competency in the construction of mission-critical infrastructure including hydroelectric plants, highways, bridges, tunnels, ports and urban community developments. One of the Company’s primary competitive advantages is its ability to nurture a project “from concept through completion” with a vertical portfolio of interrelated investment, permitting, design, construction management and facility maintenance services. Cavico’s project partners include top multi-national corporations and government organizations. The Company employs more than 3,000 full-time, part-time, and seasonal workers. For more information, visit http://www.cavicocorp.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to obtain the necessary financing to continue and expand operations, to market its construction services in new markets and to offer construction services at competitive pricing, the Company’s ability to complete projects in the time frame specified; anticipated revenue from the projects to attract and retain management, and to integrate and maintain technical information and management information systems; the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. These statements include, without limitation, statements regarding our ability to prepare the Company for growth; the Company’s planned expansions, and predictions and guidance relating to the Company’s future financial performance. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cavico Corp. Timothy Pham Vice President and Director +1-714-843-5456 cavicohq@cavico.us
Grayling
+1-646-284-9400

Investor Relations
Trúc Nguyen, Managing Director (ext. 418)
truc.nguyen@us.grayling.com  - or-

Christopher Chu, Director (ext. 426)
christopher.chu@us.grayling.com

Media Relations

Ivette Almeida, Managing Director (ext. 455)
ivette.almeida@us.grayling.com

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